A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON

CHARTERED ACCOUNTANTS

January 13, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for HS3 Technologies Inc. (the “Company”). We have read the Company’s current report on 8-K dated January 4, 2006 and are in agreement with the disclosure in Item 4.01 in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Amisano Hanson

AMISANO HANSON

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net